For Immediate Release	Exhibit 99.1
Contact:
Jerry Daly	Dennis Craven
Daly Gray Public Relations	Chief Financial Officer
(Media)	(Company)
jerry@dalygray.com	dcraven@cl-trust.com
(703) 435-6293	(561) 227-1386

Chatham Lodging Boosts Dividend 14 Percent,
Continues to Reward Investors as EBITDA and FFO Grows

Declares April 2014 Dividend

PALM BEACH, Fla., April 09, 2014-Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale, extended-stay hotels and premium branded, select-service hotels, today announced that its board of trustees has voted to raise the dividend by 14 percent to an annual rate of $0.96 per share.

Chatham’s board has declared a monthly common share dividend of $0.08 for April 2014. The common share dividend is payable May 30, 2014, to shareholders of record on April 30, 2013.

“Our goal is to build Chatham into the premier, select-service hotel REIT by accumulating a superior portfolio of investments financed with the right balance of equity and debt that will appreciate in value and generate an attractive and dependable dividend over time for our investors,” said Jeffrey H. Fisher, Chatham’s chief executive officer and president. “Since modern-day hotel REITs were launched in the early 1990’s, shareholder returns have been driven predominantly by dividends. We have increased our annual dividend each year since our IPO in 2010, a testament to the continued successful execution of our plan. We have grown our annual dividend from $0.35 in 2010 now to an annual rate of $0.96 per share, an increase of almost 175 percent.”

“Having invested significant dollars renovating our hotels during the early phase of the recovery, and with borrowing costs of approximately 4.5 percent, our hotels are generating strong cash flow, as well as growth in EBITDA and FFO per share,” highlighted Dennis Craven, Chatham’s chief financial officer. “Our goal is to reward investors with dividend growth that correlates to growth in EBITDA and the 16 percent increase in FFO per share, using the midpoint of our 2014 FFO per share guidance, aligns with the 14 percent dividend increase. The annual rate of $0.96 per share equates to a FFO per share payout ratio of 55 percent, so our dividend is well covered. We maintain an active pipeline, and our balance sheet is in great shape to make additional investments which means we have the ability to grow our EBITDA, FFO per share and dividends further in the future.”

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised REIT that was organized to invest in upscale extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 77 hotels totaling 10,686 rooms/suites, comprised of 25 hotels it wholly owns with an aggregate of 3,591 rooms/suites in 15 states and the District of Columbia and holds a minority investment in two joint ventures that own 52 hotels with an aggregate of 7,095 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including those statements regarding acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking.  Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements.  Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.